Press Release


DATARAM REPORTS FOURTH QUARTER AND 2005 FISCAL YEAR
FINANCIAL RESULTS

Tuesday May 31, 6:30 am ET

PRINCETON, N.J. -- (BUSINESS WIRE) -- May 31, 2005 - Dataram Corporation

   o  Annual Revenues Grow 6% and Pretax Earnings Grow 63%
   o  Fiscal 2005 EPS reaches $0.74 (including one-time tax benefit)
   o  Board of Directors Initiates $0.05 Per Share Quarterly Dividend


Dataram Corporation (NASDAQ: DRAM - News) today reported its financial results for its fiscal fourth quarter and full year ended April 30, 2005. Revenues for the quarter were $15.1 million, which compares to $19.9 million for the fourth quarter of fiscal year 2004 and $14.4 million for the third quarter of fiscal 2005. Net earnings for the quarter were $3.9 million or $0.44 per diluted share, which includes an income tax benefit of approximately $2.9 million related to a reversal of Company's valuation allowance for its net operating loss carryforwards and $460,000 off pretax severance charges related to staff reductions. Excluding these items, the Company's net earnings were $1.4 million or $0.16 per diluted share. This compares with net earnings of $1.5 million or $0.17 per diluted share for the comparable quarter in the previous fiscal year and $147,000 or $0.02 per diluted share in this year's third quarter.

For the fiscal year ended April 30, 2005, the Company's revenues were $65.7 million compared to revenues of $62.0 million for the prior year. Net earnings for fiscal 2005 were $6.7 million or $0.74 per diluted share, which includes the income tax benefit and severance charges noted above. Excluding these items, the Company's net earnings were $4.3 million or $0.47 per diluted share, which compares to net earnings of $2.3 million or $0.25 per diluted share for fiscal year 2004.

(In 000's,
except per                                 Third
share amounts)        Fourth Quarter       Quarter            Full Year
-----------------------------------------------------------------------------
                  FY 2005(1)    FY 2004    FY 2005    FY 2005(1)    FY 2004
-----------------------------------------------------------------------------
Net earnings as
reported              $3,875     $1,530     $147       $6,715       $2,271
-----------------------------------------------------------------------------
Provision for
severances              $460         $0       $0         $460           $0
-----------------------------------------------------------------------------
Tax valuation
allowance
reversal             $(2,895)        $0       $0      $(2,895)          $0
-----------------------------------------------------------------------------
Comparable net
earnings              $1,440     $1,530     $147       $4,280       $2,271
-----------------------------------------------------------------------------
Diluted EPS as
reported               $0.44      $0.17    $0.02        $0.74        $0.25
-----------------------------------------------------------------------------
Comparable
diluted EPS            $0.16      $0.17    $0.02        $0.47        $0.25
-----------------------------------------------------------------------------
(1) Assumes comparable effective tax rate of 6.5%.


During the fourth quarter, the Company repurchased 311,504 shares of its common stock at a total price of approximately $1.5 million. Nevertheless, the Company's cash increased to $9.3 million from $6.8 million at the end of last year and $8.2 million at the end of the third quarter of this year. At year-end, there were 8,361,500 common shares outstanding.

"Year-over-year, Dataram's revenues grew 6%, while selling, general and administrative costs declined by approximately $1.3 million or 11%," said Robert V. Tarantino, Dataram's chairman and CEO. In fiscal 2006, the Company's expenses are expected to continue to decline. In the fourth quarter, we implemented a limited staff reduction. We expect our expenses in fiscal 2006 to be reduced by approximately $1.0 million from fiscal 2005 levels. We believe that our present infrastructure is more than sufficient to support continued profitable growth."

Mark Maddocks, Dataram's vice president of finance and CFO, added, "Gross margins during the fourth quarter were 28.4 percent compared to the third quarter level of 21.0 percent and 25.1 percent for the fourth quarter of the previous fiscal year. For fiscal 2005, gross margin were 24.2 percent versus
25.3 percent in the previous fiscal year. The Company considers 25% gross margins with quarterly fluctuations of as much as 3% to be normal. The Company's backlog at the end of the fiscal year was $3.7 million compared to $4.7 million at April 30, 2004 and $1.7 million at the end of this year's third quarter."

Mr. Maddocks continued, "After six successive quarters of profitability, management has concluded that it is more likely than not that the Company will utilize all of its net operating loss carryforwards and has reversed the valuation allowance previously placed on them. As a result, the Company's effective tax rate for financial reporting purposes in fiscal 2006 will be approximately 37%. However, the Company will continue to make cash payments for income taxes at an approximate rate of 6.5% of pretax earnings until it utilizes all of its deferred tax assets."

Mr. Tarantino concluded, "Today, the Company's board of directors approved a $0.05 per share quarterly dividend. As we looked at our cash management choices and given our confidence in our ability to increase earnings, the Company's directors concluded that our priority should be to provide a return to our shareholders in the form of a regular cash payment. The Directors intention is that this is the first in a series of regular quarterly $0.05 per share dividends. The dividend will be payable on June 29, 2005, to shareholders of record as of June 15, 2005."

Dataram will conduct a conference call today at 4:30 p.m. (EDT) to present its fourth quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-732-8470 providing the following reservation number: 21248121. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through
Vcall at www.vcall.com.   A replay of the call will be available
approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

USE OF NON-GAAP MEASURES

Management believes that "comparable" net earnings and "comparable" diluted earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. These results exclude significant charges or credits which are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non- GAAP has been presented in this press release.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.



                  DATARAM CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share amounts)
                               (Unaudited)


                             Fourth Quarter Ended      Twelve Months Ended
                                  April 30,                  April 30,
                             --------------------      -------------------
                                2005         2004         2005        2004

Revenues                     $15,140      $19,948      $65,684     $61,984
Costs and expenses:
   Cost of sales              10,839       14,938       49,816      46,311
   Engineering and
     development                 352          321        1,300       1,284
   Selling, general and
     administrative            2,894        2,947       10,653      11,985
                             -------      -------      -------     -------
                              14,085       18,206       61,769      59,580

Earnings from operations       1,055        1,742        3,915       2,404

Other income (expense)            25          (33)         202         119
                             -------      -------      -------     -------

Earnings before income
  taxes                        1,080        1,709        4,117       2,523

Income tax provision
  (benefit)                   (2,795)         179       (2,598)        252
                             -------      -------      -------     -------

Net earnings                  $3,875       $1,530       $6,715      $2,271
                             =======      =======      =======     =======

Net earnings per share:
   Basic                       $0.46        $0.18        $0.78       $0.27
                             =======      =======      =======     =======
   Diluted                     $0.44        $0.17        $0.74       $0.25
                             =======      =======      =======     =======

Average number of shares
  outstanding:
   Basic                       8,500        8,518        8,571       8,502
                             =======      =======      =======     =======
   Diluted                     8,877        9,194        9,112       8,907
                             =======      =======      =======     =======


                  DATARAM CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)
                               (Unaudited)


                                    April 30, 2005          April 30, 2004

ASSETS
Current assets
   Cash and cash equivalents            $9,281                  $6,806
   Trade receivables, net                8,397                   8,846
   Inventories                           2,369                   2,537
   Deferred income taxes                 3,258                     723
   Other current assets                    130                      92
                                       -------                 -------
         Total current assets           23,435                  19,004

Deferred income taxes (non-current)        630                       0

Property and equipment, net              2,028                   2,858

Other assets                                54                      50
                                       -------                 -------

Total assets                           $26,147                 $21,912
                                       =======                 =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                     $2,528                  $3,862
   Accrued liabilities                   1,438                   1,646
                                       -------                 -------
         Total current liabilities       3,966                   5,508


Stockholders' equity                    22,181                  16,404
                                       -------                 -------

Total liabilities and stockholders'
equity
                                       $26,147                 $21,912
                                       =======                 =======

___________________
Contact:

    Dataram Corporation
    Mark Maddocks, 609-799-0071
    info@dataram.com
    or
    Investors:
    Wall Street Consultants Corp.
    Joe Zappulla, 212-681-4100
    JZapulla@WallStreetIR.com